Form 10-K, Exhibit 13
period 1995-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD I
filed 1996-03-29
CIK 708320

                               1995 ANNUAL REPORT

                                              1995
--------------------------------------------------------------------------------
Prudential-Bache/                             Annual
Watson & Taylor, Ltd.-I                       Report

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-I
                               1995 Annual Report

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prudential-Bache/Watson & Taylor, Ltd.-I

We have audited the accompanying statements of financial condition of Prudential-Bache/Watson & Taylor, Ltd.-I as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of Prudential-Bache/Watson & Taylor, Ltd.-I as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note B to the financial statements, in 1995, the Partnership changed its method of accounting for the carrying value of real estate by adopting Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

Ernst & Young
New York, New York
February 16, 1996

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-I
                            (a limited partnership)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                       -----------------------------
                                                                           1995             1994
----------------------------------------------------------------------------------------------------
ASSETS
Land                                                                   $ 2,960,536      $ 2,960,536
Buildings and improvements                                               9,528,828        9,347,790
Furniture, fixtures and equipment                                          499,910          489,045
Less: Accumulated depreciation                                          (5,938,553 )     (5,580,646 )
                                                                       ------------     ------------
Property                                                                 7,050,721        7,216,725
Cash and cash equivalents                                                  838,954          760,357
Other assets                                                                 7,782            9,069
                                                                       ------------     ------------
Total assets                                                           $ 7,897,457      $ 7,986,151
                                                                       ------------     ------------
                                                                       ------------     ------------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Accrued real estate taxes                                              $   238,178      $   227,374
Accounts payable and accrued expenses                                      100,490           81,025
Unearned rental income                                                      81,263           84,236
Due to affiliates, net                                                      33,171           29,183
Deposits due to tenants                                                     28,635           23,071
                                                                       ------------     ------------
Total liabilities                                                          481,737          444,889
                                                                       ------------     ------------
Contingencies
Partners' capital
Limited partners (29,187 limited and equivalent units issued and
  outstanding)                                                           7,320,693        7,444,980
General partners                                                            95,027           96,282
                                                                       ------------     ------------
Total partners' capital                                                  7,415,720        7,541,262
                                                                       ------------     ------------
Total liabilities and partners' capital                                $ 7,897,457      $ 7,986,151
                                                                       ------------     ------------
                                                                       ------------     ------------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-I
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS

                                                                    Year ended December 31,
                                                            ----------------------------------------
                                                               1995           1994           1993
----------------------------------------------------------------------------------------------------
REVENUES
Rental income                                               $2,412,547     $2,303,102     $2,199,480
Interest                                                        20,018         16,173         13,970
                                                            ----------     ----------     ----------
                                                             2,432,565      2,319,275      2,213,450
                                                            ----------     ----------     ----------
EXPENSES
Property operating                                             695,643        651,805        563,922
Depreciation                                                   357,907        330,549        326,429
General and administrative                                     287,831        275,361        335,484
Real estate taxes                                              236,974        226,543        233,467
                                                            ----------     ----------     ----------
                                                             1,578,355      1,484,258      1,459,302
                                                            ----------     ----------     ----------
Net income                                                  $  854,210     $  835,017     $  754,148
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
ALLOCATION OF NET INCOME
Limited partners                                            $  845,668     $  826,667     $  746,607
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
General partners                                            $    8,542     $    8,350     $    7,541
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
Net income per limited partnership unit                     $    29.12     $    28.47     $    25.71
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                             LIMITED         GENERAL
                                                            PARTNERS        PARTNERS         TOTAL
-----------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1992                       $ 7,934,444     $   101,238     $8,035,682
Net income                                                     746,607           7,541        754,148
Distributions                                               (1,032,385)        (10,440)    (1,042,825)
                                                           -----------     -----------     ----------
Partners' capital--December 31, 1993                         7,648,666          98,339      7,747,005
Net income                                                     826,667           8,350        835,017
Distributions                                               (1,030,353)        (10,407)    (1,040,760)
                                                           -----------     -----------     ----------
Partners' capital--December 31, 1994                         7,444,980          96,282      7,541,262
Net income                                                     845,668           8,542        854,210
Distributions                                                 (969,955)         (9,797)      (979,752)
                                                           -----------     -----------     ----------
Partners' capital--December 31, 1995                       $ 7,320,693     $    95,027     $7,415,720
                                                           -----------     -----------     ----------
                                                           -----------     -----------     ----------
-----------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-I
                            (a limited partnership)
                            STATEMENTS OF CASH FLOWS

                                                                    Year ended December 31,
                                                           ------------------------------------------
                                                              1995           1994            1993
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Rental income and deposits received                        $2,416,425     $ 2,284,838     $ 2,175,316
Interest received                                              20,018          16,173          13,970
Property operating expenses paid                             (684,647)       (646,943)       (540,278)
Real estate taxes paid                                       (226,170)       (231,224)       (224,647)
General and administrative expenses paid                     (275,374)       (398,058)       (228,764)
                                                           ----------     -----------     -----------
Net cash provided by operating activities                   1,250,252       1,024,786       1,195,597
CASH FLOWS FROM INVESTING ACTIVITIES
Property improvements                                        (191,903)        (63,258)        (22,436)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions paid to partners                               (979,752)     (1,056,333)     (1,034,621)
                                                           ----------     -----------     -----------
Net increase (decrease) in cash and cash equivalents           78,597         (94,805)        138,540
Cash and cash equivalents at beginning of year                760,357         855,162         716,622
                                                           ----------     -----------     -----------
Cash and cash equivalents at end of year                   $  838,954     $   760,357     $   855,162
                                                           ----------     -----------     -----------
                                                           ----------     -----------     -----------
-----------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income                                                 $  854,210     $   835,017     $   754,148
                                                           ----------     -----------     -----------
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation                                                  357,907         330,549         326,429
Changes in:
Other assets                                                    1,287           2,664          (7,568)
Accounts payable and accrued expenses                          19,465         (77,972)        104,569
Due to affiliates, net                                          3,988         (42,527)         25,795
Accrued real estate taxes                                      10,804          (4,681)          8,820
Unearned rental income                                         (2,973)        (14,297)        (18,371)
Deposits due to tenants                                         5,564          (3,967)          1,775
                                                           ----------     -----------     -----------
Total adjustments                                             396,042         189,769         441,449
                                                           ----------     -----------     -----------
Net cash provided by operating activities                  $1,250,252     $ 1,024,786     $ 1,195,597
                                                           ----------     -----------     -----------
                                                           ----------     -----------     -----------
-----------------------------------------------------------------------------------------------------
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
Distributions to partners                                  $ (979,752)    $(1,040,760)    $(1,042,825)
Increase (decrease) in distribution payable                        --         (15,573)          8,204
                                                           ----------     -----------     -----------
Distributions paid to partners                             $ (979,752)    $(1,056,333)    $(1,034,621)
                                                           ----------     -----------     -----------
                                                           ----------     -----------     -----------
-----------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-I
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential-Bache/Watson & Taylor, Ltd.-I (the ``Partnership'') is a Texas limited partnership formed on October 20, 1982 which will terminate on December 31, 2050 unless terminated sooner under the provisions of the Amended and Restated Certificate and Agreement of Limited Partnership (the ``Partnership Agreement''). The Partnership was formed for the purpose of acquiring, owning, developing and operating mini-storage and combination mini-storage and office/warehouse facilities. The general partners of the Partnership are Prudential-Bache Properties, Inc. (``PBP''), a wholly-owned subsidiary of Prudential Securities Group Inc., George S. Watson, and A. Starke Taylor, III (collectively, the ``General Partners''). PBP is the Managing General Partner and is responsible for the day-to-day operations of the Partnership and its investments. At December 31, 1995, the Partnership owned six properties.

B. Summary of Significant Accounting Policies

Basis of accounting

   The books and records of the Partnership are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires the General Partners to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property

   Effective December 31, 1995, the Partnership adopted Statement of Financial Accounting Standards (``SFAS'') No. 121, ``Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.'' Under SFAS No. 121, impairment of properties to be held and used is determined to exist when estimated amounts recoverable through future operations on an undiscounted basis are below the properties' carrying value. If a property is determined to be impaired, it should be recorded at the lower of its carrying value or its estimated fair value. For properties that are held for sale, SFAS No. 121 states that they should be recorded at the lower of carrying amount or estimated fair value less costs to sell. On December 15, 1995, the Management Committee of the Partnership determined to seek bids for all of the properties held by the Partnership. Accordingly, effective December 31, 1995, the Partnership has reclassified its properties from held for use to held for sale and has ceased depreciating the properties for financial statement purposes only. The adoption of SFAS No. 121 had no material effect on the financial position of the Partnership as of December 31, 1995.

   The determination of estimated fair value is based, not only upon future cash flows, which rely upon estimates and assumptions including expense growth, occupancy and rental rates, but also upon market capitalization and discount rates as well as other market indicators. The General Partners believe that the estimates and assumptions used are appropriate in evaluating the carrying amount of the Partnership's properties. However, changes in market conditions and circumstances may occur in the near term which would cause these estimates and assumptions to change, which, in turn, could cause the amounts ultimately realized upon the sale or other disposition of the properties to differ materially from their estimated fair value. Such changes may also require write-downs in future years.

   Prior to December 31, 1995, the Partnership carried its property investments at the lower of depreciated cost or estimated amounts recoverable through future operations and ultimate disposition of the property. Property investments were depreciated or amortized using the straight-line method over their estimated economic lives which range from 5 to 25 years depending on property type. A provision for loss on impairment of assets would have been recorded when estimated amounts recoverable through future operations and ultimate disposition of the property on a undiscounted basis were below depreciated cost. No provision for loss on impairment of assets has been recorded by the Partnership.

Cash and cash equivalents

   Cash and cash equivalents include money market funds whose cost approximates market value.

Income taxes

   The Partnership is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual partners. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocations and distributions

   Net income (loss) from operations is allocated and cash from operations is being distributed 99% to the limited partners and 1% to the General Partners.

   Proceeds from the sale of the properties and liquidation of the Partnership will be distributed in accordance with the Partnership Agreement.

   Net income per limited partnership unit is based on 29,040 limited and equivalent units outstanding, which excludes 147 equivalent units held by PBP (see Note E) for which PBP has waived all of its rights therein. Per unit amounts for 1993 have been restated to eliminate the equivalent units held by PBP.

C. Property

   The Partnership's property is comprised of the following:

                                                                 December 31,
                                                          --------------------------
                                                             1995            1994
                                                          ----------      ----------
               Hempstead--Houston, Texas                  $  673,317      $  704,707
               I-35--Dallas, Texas                         1,232,823       1,285,073
               Northwest Highway--Dallas, Texas            1,151,936       1,203,131
               Pasadena--Houston, Texas                      705,242         620,403
               Reinli--Austin, Texas                       1,794,386       1,862,430
               Santiago--Austin, Texas                     1,493,017       1,540,981
                                                          ----------      ----------
                                                          $7,050,721      $7,216,725
                                                          ----------      ----------
                                                          ----------      ----------

   For the years ended December 31, 1995, 1994 and 1993, respectively, the following properties' rental revenues exceeded 15% of the Partnership's total revenue:

                                1995     1994     1993
                                ----     ----     ----
Reinli                           25 %     25%      24%
I-35                             16       17       17
Northwest Highway                 *       17       17
Santiago                         16       16       16

 * Property's rental revenue was 15% or less of the Partnership's total revenue for the year.

   No single tenant accounted for 10% or more of the total revenue for any of the three years in the period ended December 31, 1995.

D. Minimum Future Lease Revenues

   The Partnership earns a majority of its rental income from month-to-month and other short-term leasing arrangements. The Partnership also has certain noncancellable operating leases on the Partnership's properties. The minimum future rental revenues receivable under these noncancellable operating leases are approximately $685,000 and $61,000 for the years ended December 31, 1996 and 1997, respectively.

E. Related Parties

   PBP and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management, transfer and assignment functions, asset management, investor communications, printing and other administrative services. PBP and its affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. The costs and expenses incurred on behalf of the Partnership which are reimbursable to PBP and its affiliates for the years ended December 31, 1995, 1994 and 1993 were approximately $105,000, $81,000 and $114,000, respectively.

   Affiliates of Messrs. Watson and Taylor, the individual General Partners, also perform certain administrative and monitoring functions on behalf of the Partnership. In 1994, the Partnership recorded approximately $31,000 for the reimbursement of certain prior periods' general, administrative and monitoring expenses incurred by affiliates of the individual General Partners. Approximately $21,000 was incurred in 1995.

   PBP and the individual General Partners of the Partnership, own 147, 73 and 73 equivalent limited partnership units, respectively. PBP receives funds from the Partnership, such as General Partner distributions and reimbursement of expenses, but has waived all of its rights resulting from its ownership of equivalent limited partnership units. Accordingly, the 147 units owned by PBP have been excluded from the calculation of net income per limited partnership unit and distributions per limited partnership unit.

   Prudential Securities Incorporated (``PSI''), an affiliate of PBP, owns 406 limited partnership units at December 31, 1995.

F. Income Taxes

   The following is a reconciliation of net income for financial reporting purposes to net income for tax reporting purposes:

                                                                            December 31
                                                                ------------------------------------
                                                                  1995         1994          1993
                                                                --------     ---------     ---------
Net income per financial statements                             $854,210     $ 835,017     $ 754,148
Rent received in advance, net of reversal of prior year
  amount                                                          (2,973)      (14,297)      (18,371)
Tax depreciation and amortization in excess of book amounts     (122,193)     (144,134)     (222,284)
                                                                --------     ---------     ---------
Tax basis net income                                            $729,044     $ 676,586     $ 513,493
                                                                --------     ---------     ---------
                                                                --------     ---------     ---------

   The differences between the tax basis and book basis of partners' capital are primarily attributable to the cumulative effect of the book to tax income adjustments.

G. Contingencies

   By order of the Judicial Panel on Multidistrict Litigation dated April 14, 1994, a number of purported class actions then pending in various federal district courts were transferred to a single judge of the United States District Court for the Southern District of New York and consolidated for pretrial proceedings under the caption In re Prudential Securities Incorporated Limited Partnerships Litigation (MDL Docket 1005). On June 8, 1994, plaintiffs in the transferred cases filed a complaint that consolidated the previously filed complaints and named as defendants, among others, PSI, certain of its present and former employees and PBP. The Partnership was not named a defendant in the consolidated complaint, but the name of the Partnership was listed as being among the limited partnerships at issue in the case.

   On August 9, 1995, PBP, PSI and other Prudential defendants entered into a Stipulation and Agreement of Partial Compromise and Settlement with legal counsel representing plaintiffs in the consolidated actions. The court preliminarily approved the settlement agreement by order dated August 29, 1995 and, following a hearing held November 17, 1995, found that the agreement was fair, reasonable, adequate and in the best interests of the plaintiff class. The court gave final approval to the settlement, certified a class of purchasers of specific limited partnerships, including the Partnership, released all settled claims by members of the class against the PSI settling defendants and permanently barred and enjoined class members from instituting, commencing or prosecuting any settled claim against the released parties. The full amount due under the settlement agreement has been paid by PSI.

H. Subsequent Event

   In February 1996, distributions of approximately $243,000 and $ 2,000 were paid to the limited partners and to the General Partners, respectively, for the quarter ended December 31, 1995.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-I
                            (a limited partnership)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Partnership owns and operates two mini-storage facilities and four combination mini-storage and office/warehouse facilities. On December 15, 1995, the Management Committee of the Partnership determined to seek bids for all the properties held by the Partnership. As of March 22, 1996, preliminary bids have been received for all properties. If bids for the properties are deemed acceptable by the Partnership, the Partnership intends to enter into agreements to sell the properties, subject to the approval of the limited partners owning a majority of the Units as required by the Partnership Agreement. If such sales are approved and consummated, the Partnership will liquidate and distribute its net assets to its partners. There can, of course, be no assurance that acceptable bids will be received or that any transactions will be consummated.

   During the year ended December 31, 1995, the Partnership's cash and cash equivalents increased by approximately $79,000 due to cash flow from property operations in excess of capital expenditures and distributions to partners. Distributions during the year ended December 31, 1995 totaled approximately $980,000, of which $970,000 was paid to the limited partners and $10,000 to the General Partners. These distributions were funded from property operations.

   The Partnership's ability to make future distributions to the partners and the amount that may be made will be affected not only by the amount of cash generated by the Partnership from operations of its properties, but also by the amount expended for property improvements and the amount set aside for anticipated property improvements. Property improvements are currently budgeted at approximately $150,000 for 1996.

Results of Operations

   Average occupancy rates for the years ended December 31, 1995, 1994 and 1993 were as follows:

                              December 31,
                         ----------------------
Property                 1995     1994     1993
-----------------------------------------------
Hempstead                89.3%    89.7%    85.8%
Pasadena                 87.8     85.1     86.8
Northwest Highway        90.3     89.9     85.6
I-35                     91.6     91.5     91.0
Santiago                 95.5     94.6     92.7
Reinli                   95.6     96.3     96.4
-----------------------------------------------

  (Average occupancy rates are calculated by averaging the monthly occupancies determined by dividing occupied square footage by available square footage as of each month-end.)

1995 vs 1994

   Net income increased by $19,000 for the year ended December 31, 1995 as compared to the year ended December 31, 1994 for the reasons discussed below.

   Rental income increased by approximately $109,000 for the year ended December 31, 1995 as compared to the year ended December 31, 1994. The increase in rental income is primarily due to higher rental rates at all the properties.

   Property operating expenses increased by approximately $44,000 for the year ended December 31, 1995 compared to the year ended December 31, 1994. This is due primarily to increases in property level payroll costs at all of the properties and an increase in utility expense at Reinli and Northwest Highway partially offset by decreases in repairs and maintenance expense at Hempstead and Pasadena. Management fees also increased because they are based on rental income.

   General and administrative expenses increased by approximately $12,000 for the year ended December 31, 1995 as compared to the year ended December 31, 1994 primarily due to increased professional fees and higher costs associated with administering the Partnership.

1994 vs 1993

   Net income increased by approximately $81,000 for the year ended December 31, 1994 as compared to the year ended December 31, 1993 for the reasons discussed below.

   Rental income increased by approximately $104,000 for the year ended December 31, 1994 as compared to the year ended December 31, 1993. Rental income increased at the I-35 and Reinli properties due to higher rental rates; and at the Northwest Highway and Santiago properties due to higher average occupancies. Rental income decreased at the Pasadena property because of lower rental rates. Rental income at the Hempstead property remained stable as the effect of higher average occupancy rates was offset by lower rental rates.

   Property operating expenses increased by approximately $88,000 for the year ended December 31, 1994 compared to the year ended December 31, 1993 due primarily to an increase in property level payroll costs, insurance and utility rates and repairs and maintenance expenses for projects at the Hempstead and Santiago properties.

   General and administrative expenses decreased approximately $60,000 for the year ended December 31, 1994 as compared to the year ended December 31, 1993 primarily due to a decrease in legal costs.

                               OTHER INFORMATION

The Partnership's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited partners without charge upon written request to:

        Prudential-Bache/Watson & Taylor, Ltd.-I
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station
                                   BULK RATE
P.O. Box 2016
                                  U.S. POSTAGE
New York, NY 10272
                                      PAID
                                 Automatic Mail

PBW&T1/171640