Form 10-K, Exhibit 13
period 1996-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD I
filed 1997-03-27
CIK 708320

                                                      1996
--------------------------------------------------------------------------------
Prudential-Bache/                                     Annual
Watson & Taylor, Ltd.-I                               Report

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-I
                               1996 Annual Report

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prudential-Bache/Watson & Taylor, Ltd.-I

We have audited the accompanying statement of net assets in process of liquidation of
Prudential-Bache/Watson & Taylor, Ltd.-I as of December 31, 1996, and the related statement of changes in net assets in process of liquidation for the three months then ended. In addition, we have audited the accompanying statement of financial condition, as of December 31, 1995, and the related statements of operations, changes in partners' capital, and cash flows for each of the two years in the period ended December 31, 1995 and for the nine months ended September 30, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in liquidation of Prudential-Bache/Watson & Taylor, Ltd.-I as of December 31, 1996, the changes in its net assets in liquidation for the three months then ended, its financial condition as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, and for the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note B to the financial statements, in 1995, the Partnership changed its method of accounting for the carrying value of real estate by adopting Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

/s/ Ernst & Young LLP
New York, New York
February 7, 1997, except for Note G,
     as to which the date is March 5, 1997

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-I
                             (limited partnership)
                            STATEMENT OF NET ASSETS
                               DECEMBER 31, 1996
                          (in process of liquidation)

-------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                              $1,112,916
Other assets                                                                               21,119
                                                                                       ----------
Total assets                                                                            1,134,035
                                                                                       ----------
LIABILITIES
Estimated liquidation costs                                                               235,000
Other liabilities                                                                         227,494
Due to affiliates, net                                                                     38,660
                                                                                       ----------
Total liabilities                                                                         501,154
                                                                                       ----------
Contingencies
Net assets available to limited and general partners                                   $  632,881
                                                                                       ----------
                                                                                       ----------
Limited and equivalent partnership units issued and outstanding                            29,187
                                                                                       ----------
                                                                                       ----------
-------------------------------------------------------------------------------------------------

                        STATEMENT OF FINANCIAL CONDITION
                               DECEMBER 31, 1995
                             (going concern basis)

-------------------------------------------------------------------------------------------------
ASSETS
Property held for sale                                                                 $7,050,721
Cash and cash equivalents                                                                 838,954
Other assets                                                                                7,782
                                                                                       ----------
Total assets                                                                           $7,897,457
                                                                                       ----------
                                                                                       ----------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Accrued real estate taxes                                                              $  238,178
Accounts payable and accrued expenses                                                     100,490
Unearned rental income                                                                     81,263
Due to affiliates, net                                                                     33,171
Deposits due to tenants                                                                    28,635
                                                                                       ----------
Total liabilities                                                                         481,737
                                                                                       ----------
Partners' capital
Limited partners (29,187 limited and equivalent units issued and outstanding)           7,320,693
General partners                                                                           95,027
                                                                                       ----------
Total partners' capital                                                                 7,415,720
                                                                                       ----------
Total liabilities and partners' capital                                                $7,897,457
                                                                                       ----------
                                                                                       ----------
-------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-I
                            (a limited partnership)
                       STATEMENT OF CHANGES IN NET ASSETS
                           FOR THE THREE MONTHS ENDED
                               DECEMBER 31, 1996
                          (in process of liquidation)

                                                           LIMITED         GENERAL
                                                           PARTNERS       PARTNERS         TOTAL
----------------------------------------------------------------------------------------------------
Net assets--October 1, 1996                              $  7,109,288     $ 92,892      $  7,202,180
Gain on sale of properties                                  9,096,903       91,888         9,188,791
Net income from liquidating activities                        212,168        2,143           214,311
Distributions                                             (15,972,401)          --       (15,972,401)
                                                         ------------     ---------     ------------
Partners' capital--December 31, 1996                     $    445,958     $186,923      $    632,881
                                                         ------------     ---------     ------------
                                                         ------------     ---------     ------------
----------------------------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
               AND THE TWO YEARS ENDED DECEMBER 31, 1995 AND 1994
                             (going concern basis)

                                                               1996           1995           1994
----------------------------------------------------------------------------------------------------
REVENUES
Rental income                                               $1,824,451     $2,412,547     $2,303,102
Interest                                                        13,846         20,018         16,173
                                                            ----------     ----------     ----------
                                                             1,838,297      2,432,565      2,319,275
                                                            ----------     ----------     ----------
EXPENSES
Property operating                                             494,413        695,643        651,805
General and administrative                                     644,403        287,831        275,361
Real estate taxes                                              178,207        236,974        226,543
Depreciation                                                        --        357,907        330,549
                                                            ----------     ----------     ----------
                                                             1,317,023      1,578,355      1,484,258
                                                            ----------     ----------     ----------
Net income                                                  $  521,274     $  854,210     $  835,017
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
ALLOCATION OF NET INCOME
Limited partners                                            $  516,061     $  845,668     $  826,667
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
General partners                                            $    5,213     $    8,542     $    8,350
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
Net income per limited partnership unit                     $    17.77     $    29.12     $    28.47
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-I
                            (a limited partnership)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                             (going concern basis)

                                                             LIMITED        GENERAL
                                                            PARTNERS       PARTNERS         TOTAL
----------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1993                       $ 7,648,666     $ 98,339      $ 7,747,005
Net income                                                     826,667        8,350          835,017
Distributions                                               (1,030,353)     (10,407 )     (1,040,760)
                                                           -----------     ---------     -----------
Partners' capital--December 31, 1994                         7,444,980       96,282        7,541,262
Net income                                                     845,668        8,542          854,210
Distributions                                                 (969,955)      (9,797 )       (979,752)
                                                           -----------     ---------     -----------
Partners' capital--December 31, 1995                         7,320,693       95,027        7,415,720
Net income                                                     516,061        5,213          521,274
Distributions                                                 (727,466)      (7,348 )       (734,814)
                                                           -----------     ---------     -----------
Partners' capital--September 30, 1996                      $ 7,109,288     $ 92,892      $ 7,202,180
                                                           -----------     ---------     -----------
                                                           -----------     ---------     -----------
----------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of this statement

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-I
                            (a limited partnership)
                            STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
               AND THE TWO YEARS ENDED DECEMBER 31, 1995 AND 1994
                             (going concern basis)

                                                              1996           1995           1994
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Rental income and deposits received                        $1,820,842     $2,416,425     $ 2,284,838
Interest received                                              13,846         20,018          16,173
Property operating expenses paid                             (504,359)      (684,647)       (646,943)
Real estate taxes paid                                       (237,230)      (226,170)       (231,224)
General and administrative expenses paid                     (357,409)      (275,374)       (398,058)
                                                           ----------     ----------     -----------
Net cash provided by operating activities                     735,690      1,250,252       1,024,786
CASH FLOWS FROM INVESTING ACTIVITIES
Property improvements                                        (133,524)      (191,903)        (63,258)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions paid to partners                               (734,814)      (979,752)     (1,056,333)
                                                           ----------     ----------     -----------
Net increase (decrease) in cash and cash equivalents         (132,648)        78,597         (94,805)
Cash and cash equivalents at beginning of period              838,954        760,357         855,162
                                                           ----------     ----------     -----------
Cash and cash equivalents at end of period                 $  706,306     $  838,954     $   760,357
                                                           ----------     ----------     -----------
                                                           ----------     ----------     -----------
----------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income                                                 $  521,274     $  854,210     $   835,017
                                                           ----------     ----------     -----------
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation                                                       --        357,907         330,549
Changes in:
Other assets                                                   (1,899)         1,287           2,664
Accounts payable and accrued expenses                         267,648         19,465         (77,972)
Due to affiliates, net                                          9,400          3,988         (42,527)
Accrued real estate taxes                                     (59,023)        10,804          (4,681)
Unearned rental income                                            451         (2,973)        (14,297)
Deposits due to tenants                                        (2,161)         5,564          (3,967)
                                                           ----------     ----------     -----------
Total adjustments                                             214,416        396,042         189,769
                                                           ----------     ----------     -----------
Net cash provided by operating activities                  $  735,690     $1,250,252     $ 1,024,786
                                                           ----------     ----------     -----------
                                                           ----------     ----------     -----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-I
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential-Bache/Watson & Taylor, Ltd.-I (the ``Partnership'') is a Texas limited partnership formed on October 20, 1982 which will terminate in accordance with a vote of the limited partners as described below. The Partnership was formed for the purpose of acquiring, developing, owning and operating mini-storage and office/warehouse facilities. The general partners of the Partnership are Prudential-Bache Properties, Inc. (``PBP''), a wholly-owned subsidiary of Prudential Securities Group Inc., George S. Watson, and A. Starke Taylor, III (collectively, the ``General Partners''). PBP is the Managing General Partner and is responsible for the day-to-day operations of the Partnership and its investments.

   On December 15, 1995, the Management Committee of the Partnership determined to seek bids for all the properties held by the Partnership. On June 13, 1996, the Partnership entered into a contract with Public Storage, Inc., the property manager of the Partnership's properties, for the sale of all the Partnership's properties. This sale was subject to the approval by the limited partners holding a majority of the limited partnership units and certain other conditions and potential price adjustments.

   In accordance with a consent statement dated September 17, 1996 (the ``Consent Statement''), the limited partners approved, on October 18, 1996, the sale to Public Storage, Inc. of all six miniwarehouse facilities owned by the Partnership and the liquidation and dissolution of the Partnership. The properties were sold to Public Storage, Inc. and its affiliates on October 25, 1996. The Partnership received, in cash, gross sales proceeds of $17,150,000 reduced by certain selling expenses and pro-rations of approximately $456,000. The gross sales price was in excess of the appraised value of the properties and resulted in a gain on sale of approximately $9,189,000 for financial reporting purposes.

   A distribution of $550 per limited partnership unit was made on November 1, 1996 representing the net sales proceeds reduced by a contingency reserve and funds required to meet current and future operating costs until the liquidation of the Partnership. The Partnership intends to liquidate in 1997 and will distribute any remaining funds at such time. Estimated costs expected to be incurred through the date of liquidation of the Partnership have been accrued in the accompanying financial statements.

B. Summary of Significant Accounting Policies

Basis of accounting

   As a result of the pending liquidation of the Partnership, the Partnership changed from the going-concern basis and adopted the liquidation basis of accounting effective October 1, 1996. Accordingly, the net assets of the Partnership at December 31, 1996 are stated at liquidation value, i.e., the assets have been valued at their estimated net realizable values and the liabilities include estimated amounts to be incurred through the date of liquidation of the Partnership. The actual remaining net proceeds from liquidation will depend upon a variety of factors and are likely to differ from the estimated amounts reflected in the accompanying financial statements.

Property

   Effective December 31, 1995, the Partnership adopted Statement of Financial Accounting Standards (``SFAS'') No. 121, ``Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.'' For properties that are held for sale, SFAS No. 121 states that they should be recorded at the lower of carrying amount or estimated fair value less costs to sell. On December 15, 1995, the Management Committee of the Partnership determined to seek bids for all of the properties held by the Partnership. Accordingly, effective December 31, 1995, the Partnership had reclassified its properties from held for use to held for sale and had ceased depreciating the properties for financial statement purposes only. The adoption of SFAS No. 121 had no material effect on the financial position of the Partnership as of December 31, 1995.

   Prior to December 31, 1995, property investments were carried at the lower of the carrying amount or estimated amounts recoverable through future operations and sale of the property. Property investments were depreciated using the straight-line method over their estimated economic lives which range from 5 to 25 years depending on property type.

Income taxes

   The Partnership is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual partners. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocations and distributions

   Net income (loss) from operations is allocated and cash from operations is distributed 99% to the limited partners and 1% to the General Partners.

   Income from a Terminating Sale, as defined in the Partnership Agreement, is allocated first to all partners having negative capital account balances, to the extent of such balances, and then to the limited partners until their capital accounts equal their Adjusted Capital Contribution plus a Cumulative Preference as those terms are defined in the Partnership Agreement. However, the minimum allocation to the General Partners of income from a Terminating Sale shall not be less than 1%. Sales proceeds from a Terminating Sale are first used for the payment of any debts or obligations of the Partnership, then any balance remaining is distributed to the partners having positive capital account balances.

   Net income per limited partnership unit is based on 29,040 limited and equivalent units outstanding, which excludes 147 equivalent units held by PBP (see Note E) for which PBP has waived all of its rights therein.

C. Property Held for Sale

   The Partnership's property at December 31, 1995 consisted of:

               Hempstead--Houston, Texas                                 $  673,317
               I-35--Dallas, Texas                                        1,232,823
               Northwest Highway--Dallas, Texas                           1,151,936
               Pasadena--Houston, Texas                                     705,242
               Reinli--Austin, Texas                                      1,794,386
               Santiago--Austin, Texas                                    1,493,017
                                                                         ----------
                                                                         $7,050,721
                                                                         ----------
                                                                         ----------

   All of the Partnership's properties were sold as of December 31, 1996.

D. Net Income From Liquidating Activities

   Net income from liquidating activities for the three months ended December 31, 1996 consisted of:

               Rental and other income                                    $ 173,970
                                                                          ---------
               Property operating expenses                                   76,443
               General and administrative expenses                         (351,784)
               Estimated liquidation expenses                               235,000
                                                                          ---------
                                                                            (40,341)
                                                                          ---------
               Net income from liquidating activities                     $ 214,311
                                                                          ---------
                                                                          ---------

   The credit balance for general and administrative expenses resulted from the reclassification in the three months ended December 31, 1996 of certain Consent Statement costs which arose in the nine months ended September 30, 1996. These consent costs were reclassified as a reduction of the gain on sale of the property during the three months ended December 31, 1996.

E. Related Parties

   PBP and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management, transfer and assignment functions, asset management, investor communications, printing and other administrative services. PBP and its affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. The costs and expenses incurred on behalf of the Partnership which are reimbursable to PBP and its affiliates for the years ended December 31, 1996, 1995 and 1994 were approximately $130,000, $105,000 and $81,000, respectively.

   Affiliates of Messrs. Watson and Taylor, the individual General Partners, also perform certain administrative and monitoring functions on behalf of the Partnership. In 1994, the Partnership recorded approximately $31,000 for the reimbursement of certain prior periods' general, administrative and monitoring expenses incurred by affiliates of the individual General Partners. Approximately $31,000 and $21,000 were incurred in 1996 and 1995, respectively.

   In conjunction with the adoption of the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 1996 for the estimated costs expected to be incurred to liquidate the Partnership. Included in these estimated liquidation costs is $121,000 expected to be payable to the General Partners and their affiliates during the anticipated remaining liquidation period. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership's remaining net assets, and may differ from the amounts accrued as of December 31, 1996.

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

   Prudential Securities Incorporated (``PSI''), an affiliate of PBP, owns 406 limited partnership units at December 31, 1996.

F. Income Taxes

   The following is a reconciliation of net income for financial reporting purposes to net income for tax reporting purposes:

                                                                 For the year ended December 31
                                                             ---------------------------------------
                                                                1996           1995          1994
                                                             -----------     ---------     ---------
Net income per financial statements                          $ 9,924,376(a)  $ 854,210     $ 835,017
Tax gain on sale of property in excess of book amount          2,961,782            --            --
Estimated liquidation costs, deducted for books not tax          235,000            --            --
Rent received in advance, net of reversal of prior year
  amount                                                         (81,263)       (2,973)      (14,297)
Tax depreciation and amortization in excess of book
  amounts                                                       (379,656)     (122,193)     (144,134)
                                                             -----------     ---------     ---------
Tax basis net income                                         $12,660,239     $ 729,044     $ 676,586
                                                             -----------     ---------     ---------
                                                             -----------     ---------     ---------
(a) Includes gain on sale of properties ($9,188,791) and net income from liquidating activities
    ($214,311) which are reflected in the Statement of Changes in Net Assets.

   The differences between the tax basis and book basis of partners' capital are primarily attributable to the cumulative effect of the book to tax income adjustments and the initial charge to partners' capital of syndication costs, for book purposes, when the Partnership was formed.

G. Subsequent Event

   On March 5, 1997, a lawsuit captioned Madison Partnership Liquidity Investors VIII, LLC (``Madison'') v. Prudential-Bache Properties, Inc. was filed in the Court of Chancery in the State of Delaware. The suit alleges a breach of contract with Madison and a breach of fiduciary duty to Madison, as well as intentional interference with the contract between Madison and the purported tendering limited partners. The suit seeks injunctive and declaratory relief demanding that the Partnership's transfer agent effectuate the purported transfers to Madison, pursuant to the tender offer made by Madison to the limited partners. The lawsuit does not name the Partnership as a defendant but does name the Partnership's Managing General Partner. The distribution amounts in excess of Madison's tender offer price, with respect to the Units that are the subject of this lawsuit, have been escrowed by the Partnership's transfer agent pending a resolution of this issue. The Managing General Partner is preparing an answer to the complaint at this time.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-I
                            (a limited partnership)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   In accordance with the Consent Statement dated September 17, 1996, the limited partners approved, on October 18, 1996, the sale to Public Storage, Inc. of all six miniwarehouse facilities owned by the Partnership and the liquidation and dissolution of the Partnership. The properties were sold to Public Storage, Inc. and its affiliates on October 25, 1996. The Partnership received, in cash, gross sales proceeds of $17,150,000 reduced by certain selling expenses and pro-rations of approximately $456,000. The gross sales price was in excess of the appraised value of the properties and resulted in a gain on sale of approximately $9,189,000 for financial reporting purposes.

   A distribution of $550 per limited partnership unit was made on November 1, 1996 representing the net sales proceeds reduced by a contingency reserve and funds required to meet current and future operating costs until the liquidation of the Partnership. The Partnership intends to liquidate in 1997 and will distribute any remaining funds at such time. Estimated costs expected to be incurred through the date of liquidation of the Partnership have been accrued in the accompanying financial statements.

Results of Operations

   All significant fluctuations between 1995 and 1996 were due to comparing nine months in 1996 on a going-concern basis to twelve months in 1995, to the sale of all the Partnership's properties during 1996 and the accrual of estimated costs relating to the liquidation of the Partnership.

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